Exhibit 99.1

CONFORMED COPY

SHARE PURCHASE AGREEMENT dated as of February 15, 2012 (this “Agreement”) between Weather Investments II S.à r.l., a company organized and existing under the laws of the Grand Duchy of Luxembourg (the “Seller”), and Telenor East Holding II AS, a company organized and existing under the laws of the Kingdom of Norway (the “Purchaser” and, together with the Seller, collectively, the “Parties” and, individually, each a “Party”).

W I T N E S S E T H

WHEREAS, the Seller owns beneficially and of record 305,803,396 common shares, par value US$0.001 per share, and 305,000,000 convertible preferred shares, par value US$0.001 per share (the “Preferred Shares”), of VimpelCom Ltd., an exempted company organized under the laws of Bermuda (the “Company”), each having the rights and being subject to the restrictions set out in the Bye-Laws of the Company; and

WHEREAS, the Seller wishes to sell, assign and transfer to the Purchaser, and the Purchaser wishes to purchase, 234,000,000 Preferred Shares (the “Sale Shares”), for the consideration and in the manner specified below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	SALE AND PURCHASE OF PREFERRED SHARES

1.1	On and subject to the terms and conditions set forth herein and in reliance on the representations and warranties contained herein, the Seller agrees to and does hereby irrevocably sell, assign and transfer, and the Purchaser agrees to and does hereby irrevocably purchase and accept, all of the Seller’s right, title and interest in and to the Sale Shares at a price of US$1.60 per Sale Share, for an aggregate purchase price of US$374,400,000 (the “Purchase Price”).

1.2	The consummation of the transactions contemplated by Section 1.1 hereof (the “Closing”) shall be held on the date hereof.

1.3	At the Closing:

(a)	the Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to such bank account(s) as the Seller shall designate in writing to the Purchaser;

(b)	the Seller shall deliver to MQ Services Ltd., the secretary of the Company (the “Secretary”) (with a copy to the Purchaser) (i) a share transfer form in the form attached hereto as Annex A, duly executed by the Seller, instructing the Secretary to transfer the Sale Shares to the Purchaser and to reflect such transfer on the register of members of the Company (the “Register”), (ii) original stock certificate(s) representing the Sale Shares, and (iii) an instruction letter in the form attached hereto as Annex B, instructing the Secretary to deliver to the Purchaser a true and correct copy of the updated Register showing the transfer of the Sale Shares to the Purchaser; and

(c)	the Purchaser and the Seller shall duly execute and deliver a cross-receipt in the form attached hereto as Annex C.

1.4	In addition, the Purchaser and the Seller shall on the date hereof enter into the Option Agreement (the “Option Agreement” and, together with this Agreement, collectively, the “Transaction Agreements”).

2.	REPRESENTATIONS AND WARRANTIES; COVENANTS

2.1	Each Party hereby represents and warrants to the other Party as of the date hereof as follows:

(a)	Such Party is a legal entity duly formed or organized and validly existing under the laws of its jurisdiction of organization, with full power and authority to execute and deliver the Transaction Agreements, to perform its obligations thereunder, including taking such actions as are required to be taken by it at the Closing, and to consummate the transactions contemplated thereby. Such Party has all requisite corporate power and authority to own, use and operate its assets and properties and to carry on its business as it is now being conducted.

(b)	The execution, delivery and performance by such Party of the Transaction Agreements and the consummation of the transactions contemplated thereby, including taking such actions as are required to be taken by it at the Closing, have been duly authorized by all necessary action on the part of such Party, and no further action is required on the part of such Party, its board of directors (or similar governing body) or its shareholders or members in connection with the authorization of such execution, delivery or performance. Each Transaction Agreement has been duly and validly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and by general equitable principles (whether applied by a court of law or equity), and except as rights to indemnity and contribution may be limited by applicable law or public policy.

(c)	Such Party’s execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby, including taking such actions as are required to be taken by it at the Closing, do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, or result in the breach of (i) the charter documents, by-laws or other constitutive documents of such Party or (ii) any law or regulation to which such Party is subject.

(d)

Such Party’s execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby, including taking such actions as are required to be taken by it at the Closing, do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any obligation of any such Party or any order, writ, judgment, decree, award or ruling (collectively, an “Order”) of any court, arbitral tribunal or other supranational, federal, state or local governmental entity (collectively, a “Governmental Entity”) or any agreement, commitment or understanding (whether written or oral) (collectively, “Contracts”), or (ii) result in the creation of any charge or claim, community property interest, condition, equitable interest, lien (statutory or otherwise), encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (each, a “Lien”) upon any asset or property of such Party (including, without limitation, any of the Sale Shares) under any of the terms, conditions or provisions of any Contract to which such Party is a party.

(e)	Such Party is not required to obtain any consent, permission, waiver, allowance, novation, authorization, declaration, filing, registration, notification, application, license, permit, certificate, variance, exemption, franchise or other approval from, or required to make any filing with, any Governmental Entity or pursuant to any law or regulation (each, an “Authorization”) in connection with or necessary for its execution, delivery or performance of any Transaction Agreement or the consummation of the transactions contemplated thereby.

(f)	There are no claims (or any basis for any claims) for brokerage commissions, finder’s fees or like payments in connection with any Transaction Agreement or the transactions contemplated thereby resulting from any action taken by such Party or on such Party’s behalf.

2.2	The Seller represents and warrants to the Purchaser as of the date hereof as follows:

(a)	the Seller is the beneficial and record owner of the Sale Shares, free and clear of any Liens, other than restrictions on transfer arising under the United States federal securities laws, and, after giving effect to the Closing and registration of the transfer of the Sale Shares to the Purchaser on the Register, the Purchaser shall have sole and exclusive beneficial and record ownership of the Sale Shares, free and clear of any Liens arising as a result of any action or omission of the Seller; and

(b)	the Seller has not, nor has any of its Affiliates or any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including any Governmental Entity) (each, a “Person”) acting on its or their behalf, engaged in any directed selling efforts (as defined in Rule 902 of Regulation S) with respect to the Sale Shares. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and “control” means the possession of the power to direct or cause the direction (alone or in concert with other(s)) of the management or policies of such Person, whether through the ownership of voting securities, by contract and/or otherwise.

2.3	The Purchaser represents and warrants to the Seller as of the date hereof that the Purchaser is acquiring the Sale Shares for its own account for investment purposes only and not with a view to, or for, sale or resale in connection with, any public distribution of the Sale Shares or any interest therein nor with any present intention of selling, distributing or otherwise disposing of any of the Sale Shares. The Purchaser (a) understands that the Sale Shares are not, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities law of the United States of America and may not be offered or sold unless the Sale Shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, (b) is not a “U.S. person,” as such term is defined in Rule 902 of Regulation S under the Securities Act, and is not acquiring any of the Sale Shares for the account or benefit of any U.S. person (as so defined), and (c) acknowledges and agrees that the offer and sale of the Sale Shares by the Seller to the Purchaser has taken place in an “offshore transaction” (as defined in Rule 902 of Regulation S) outside of the United States of America and any of its territories and possessions, and has executed this Agreement outside of the United States of America and any of its territories or possessions.

2.4	Upon the terms and subject to the conditions hereof, each Party shall use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Transaction Agreements.

2.5	In the event there is a general meeting of shareholders of the Company held during the period between the date hereof and the date that is six (6) months after the date hereof and the agenda of such meeting includes a proposal for the election of a Supervisory Board of the Company, the Purchaser undertakes to vote its shares and to cause its Affiliates to vote their shares in the Company at such a general meeting, after ensuring the election or appointment of three of Telenor’s candidates, in favor of the election of two candidates proposed or nominated by the Seller or its Affiliates. The Purchaser shall also exercise, and shall cause its Affiliates to exercise, all rights as a shareholder and through its participation on the Supervisory Board of the Company to cause the Supervisory Board to be composed of eleven (11) members. The Parties agree that any undertakings under this Section 2.5 shall automatically expire and be without any further effect on the day immediately prior to the date that is six (6) months after the date hereof.

2.6	The Parties will consult with one another before issuing any press release or otherwise making any public statement with respect to the Transaction Agreements, and shall not issue any such press release or make any such public statement absent mutual agreement thereon, except, based on the advice of counsel, as required by applicable law or stock exchange requirements.

3.	SURVIVAL; INDEMNIFICATION

3.1	All representations and warranties contained in this Agreement or in any document delivered hereunder will be deemed to be representations and warranties under this Agreement as to the matters covered thereby. The representations, warranties and covenants contained in this Agreement shall survive the Closing. The liability for breach of any representation, warranty or covenant relating to this Agreement shall survive for a period of eighteen (18) months following the Closing; provided that the representation and warranty of the Seller specified in Section 2.2(a) hereof shall survive indefinitely; and provided further that if at the end of the survival period any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity (each, an “Action”) is ongoing with respect to the breach of any representation, warranty or covenant, the validity of which would otherwise have expired, then the applicable survival period solely with respect to the disputed representation, warranty or covenant shall be automatically extended until the Action is fully and finally resolved.

3.2	Each Party (the “Indemnifying Party”) will indemnify, defend, save and hold the other Party (the “Indemnified Party”) harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including reasonable attorneys’ fees and expenses, consultants’ and investigators’ fees and expenses and other reasonable costs and expenses incident to any Action) actually incurred or sustained by the Indemnified Party which shall arise out of or result from (a) any breach of any representation and warranty given or made by the Indemnifying Party in this Agreement or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of the Indemnifying Party thereunder; provided that

(i)	the Indemnifying Party shall have no liability in respect of any claim unless written notice describing the nature of such claim shall have been given to the Indemnifying Party by the Indemnified Party in accordance with Section 4.1 within the survival period specified in Section 3.1;

(ii)	the Indemnified Party shall not be entitled to be paid in full more than once in respect of any loss, liability or expense arising out of the same subject matter;

(iii)	if any potential claim shall arise by reason of a liability which is contingent only, then the Indemnifying Party shall have no obligation to make any payment in respect of such claim until such time as the contingent liability ceases to be contingent and becomes actual; and

(iv)

the Indemnifying Party shall have no liability in respect of any claim (A) for punitive damages, except to the extent such punitive damages are payable to a third Person, (B) indirect or consequential damages or loss of profit, or (C) to the extent that the Indemnified Party had a reasonable opportunity, but failed, in good faith, to mitigate the loss, including the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity.

3.3	Promptly after service of notice of any Action by any third Person in any matter in respect of which indemnity may be sought from a Party pursuant to this Agreement, the Indemnified Party in receipt of the claim shall promptly notify the Indemnifying Party of the receipt thereof. Failure to give such notice promptly shall not relieve the Indemnifying Party of its obligation hereunder; provided, however, that if such failure to give notice promptly adversely affects the ability of the Indemnifying Party to defend such claims or materially increases the amount of indemnification which the Indemnifying Party is obligated to pay hereunder, the amount of indemnification to which the Indemnified Party will be entitled to receive shall be reduced to an amount which the Indemnified Party would have been entitled to receive had such notice been timely given.

3.4	Unless the Indemnifying Party shall notify the Indemnified Party that the Indemnifying Party elects to assume the defense of any such Action or settlement thereof (such notice to be given as promptly as reasonably possible in view of the necessity to arrange for such defense (and in no event later than twenty (20) days following the aforesaid notice)), the Indemnified Party shall assume the defense of any such Action or settlement thereof. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnifying Party or Indemnified Party, as the case may be, shall be advised promptly of all developments.

3.5	If the Indemnifying Party assumes the defense, the Indemnified Party will have the right to participate fully in any such Action and to retain its own counsel, but the fees and expenses of such counsel will be at its own expense, unless (a) the Indemnifying Party shall have agreed to the retention of such counsel or (b) the named parties to any such Action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No settlement of a claim, admission of liability, agreement or compromise in respect of a claim by either Party shall be made without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

3.6	Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any such Action (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such matter) to the extent that the Action seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party, subject to the same requirements referred to above for the Indemnifying Party when it is entitled to assume such defense, and the Indemnified Party shall have the right to settle such matter without the prior written consent of the Indemnifying Party unless such settlement involves the payment of money, in which event the required prior written consent shall not be unreasonably withheld or delayed.

3.7	After the Closing, the indemnification provided in this Article 3 shall be the sole and exclusive remedy of any Party for any claim arising under this Agreement against the other Party (other than claims for specific performance), and the Parties hereby waive any and all other remedies, including rescission of this Agreement and any and all such other remedies as may be provided by applicable law.

3.8	The aggregate liability of each Party in respect of any and all claims arising on or after the Closing under this Agreement shall not exceed the Purchase Price.

4.	MISCELLANEOUS

4.1	Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by facsimile or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or facsimile, or when received if sent by mail or by courier, as follows:

If to the Seller:

Weather Investments II S.à r.l.

12, rue Guillaume Kroll

Luxembourg

Facsimile No.: +2 024615164

Attention: Naguib Sawiris

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

12 rue de Tilsitt

75008 Paris

France

Facsimile No.: +33 (0) 1 40 74 68 88

Attention: Pierre-Yves Chabert and Gamal M. Abouali

If to the Purchaser:

Telenor East Holding II AS

Snarøyveien 30

N-1331 Fornebu

Norway

Facsimile No.: +47 67 89 48 18

Attention: Bjørn Hogstad

with a copy to:

Group Legal, Telenor ASA

Snarøyveien 30

N-1331 Fornebu

Norway

Facsimile No.: +47 67 89 24 32

Attention: Bjørn Hogstad

and to:

Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street

New York, New York 10019

United States of America

Facsimile No.: +1 212 506 5151

Attention: Peter O’Driscoll

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

4.2	This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Party.

4.3	This Agreement, and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or for the breach or alleged breach thereof, whether in contract, in tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction. For the avoidance of doubt, the Parties confirm that they are fully familiar with the provisions of Section 5-1401 of the New York General Obligations Law, and intend to bring this Agreement within the terms thereof.

4.4	Any and all disputes, controversies and claims between or among the Parties and arising under, relating to or in connection with, this Agreement, in any manner whatsoever, whether in contract, in tort, or otherwise, and including any dispute or controversy regarding the existence, validity or enforceability of this Agreement, or the arbitrability of any dispute, controversy or claim, shall be settled by arbitration by a tribunal of three (3) arbitrators constituted and acting under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the “Rules”) in accordance with the following terms and conditions:

(a)	In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(b)	The seat of arbitration shall be New York, New York, United States of America, unless otherwise agreed by the Parties, and the fact that hearings are held elsewhere shall not affect the seat of arbitration.

(c)

The claimant party shall appoint one arbitrator in accordance with the Rules within thirty (30) days of initiating the arbitration, the respondent party shall appoint one arbitrator in accordance with the Rules within thirty (30) days after the appointment of the first arbitrator, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the Rules within thirty (30) days after the appointment of the second arbitrator. In the event of an inability by the two party-nominated arbitrators to agree on a third arbitrator in accordance with this Section 4.4(c), the appointing authority for the third arbitrator shall be the International Centre for Dispute Resolution (the “ICDR”), acting in accordance with such rules as it may adopt for such purpose. The ICDR shall use its best efforts to appoint such third arbitrator within thirty (30) days of an application being made for such purpose.

(d)	The English language shall be used as the written and spoken language for the arbitration proceeding and all matters connected to the arbitration proceeding.

(e)	The arbitral tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitral tribunal may be specifically enforced by any court of competent jurisdiction. Each party to the arbitration proceeding retains the right to seek interim, provisional or conservatory measures in accordance with Section 4.4(h), and any such request shall not be deemed incompatible with the agreement to arbitrate or constitute a waiver of the right to arbitrate.

(f)	The award of the arbitral tribunal shall be final and binding on the parties to the arbitration proceeding, and the parties shall promptly comply therewith.

(g)	The award of the arbitral tribunal may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction. For the avoidance of doubt, the parties acknowledge and agree that a court of any jurisdiction where the assets of a party against which enforcement is sought may be found is a court of competent jurisdiction, and the parties irrevocably consent to the exercise of personal jurisdiction in any such court.

(h)	Except for arbitration proceedings pursuant to this Section 4.4, no action, lawsuit or other proceeding (other than proceedings for the confirmation or enforcement of an arbitration award, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement.

4.5

Each Party hereby irrevocably submits to (a) the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, Borough of Manhattan, in connection with any proceeding for the confirmation or enforcement of an arbitration award, and (b) the exclusive jurisdiction of the United States District Court for the Southern District of New York, of any New York state court sitting in New York City, Borough of Manhattan, of any court sitting in Bermuda, of any court sitting in the Grand Duchy of Luxembourg, or of any court sitting in Oslo, Norway, in connection with any application for interim, provisional or conservatory measures in connection with an arbitration (in each case, as referred to in Section 4.4(h) above) or an action to compel arbitration (provided that each Party retains the right to file a motion to compel arbitration (or its equivalent, including a motion for a stay pending arbitration) in a court other than the United States District Court for the Southern District of New York or a New York state court sitting in New York City, Borough of Manhattan, in response to an action commenced or a motion or application made by the other Party in such other court). Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in the United States District Court for the Southern District of New York or any New York state court sitting in New York City, Borough of Manhattan, and any claim that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum. Each Party hereby irrevocably waives any right to trial by jury in any such action, suit or proceeding permitted by Section 4.4. Nothing herein shall affect the right of any Party to serve process in any manner permitted by applicable law or to commence legal proceedings or otherwise proceed against another Party in any other jurisdiction in a manner not inconsistent with this Section 4.5, including, for the avoidance of doubt, in the manner permitted in Section 4.1.

4.6	Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder, and each Party hereby irrevocably waives, with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitration awards.

4.7	Each Party shall pay its own costs and expenses incidental to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

4.8	Nothing in this Agreement shall be construed as giving any Person, other than the Parties and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

4.9	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

4.10	This Agreement, together with the Annexes hereto, and the documents and instruments to be executed and delivered in connection herewith, and the Option Agreement constitute the entire understanding and agreement by and among the Parties with respect to the subject matter hereof and thereof, and supersede all prior negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and thereof. In deciding whether to enter into this Agreement and the Option Agreement, no Party has relied on any representation or warranty that is not expressly included in this Agreement, the Option Agreement or the documents and instruments to be executed and delivered in connection herewith. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by each Party. No failure by either Party to enforce any rights under this Agreement shall be construed as a waiver of any rights of such Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Seller

WEATHER INVESTMENTS II S.À R.L.

By	/s/ Fabio Ceccarelli
Fabio Ceccarelli
Manager

Purchaser TELENOR EAST HOLDING II AS

By	/s/ Pål Wien Espen
Pål Wien Espen Authorized Signatory

Annex A

SHARE TRANSFER FORM

FULL NAME AND ADDRESS OF TRANSFEROR:	Weather Investments II S.à r.l. 12, rue Guillaume Kroll Luxembourg
FULL NAME AND ADDRESS OF TRANSFEREE:	Telenor East Holding II AS Snarøyveien 30, N-1331 Fornebu, Norway
FULL NAME OF COMPANY:	VIMPELCOM LTD.
NUMBER AND FULL DESCRIPTION OF SHARES:	234,000,000 fully-paid Preferred Shares of par value US$0.001 each
CONSIDERATION:	US$374,400,000

The Transferor hereby transfers to the Transferee the shares described above free of all liens, charges and encumbrances and together with all rights now or hereafter attaching thereto, but subject to the Memorandum of Association and Bye-laws of the Company.

DATED: February 15, 2012

Duly signed by or on behalf of:

THE TRANSFEROR	Weather Investments II S.à r.l.

In the presence of:

Signature of witness

Name of witness

Address of witness

Annex B

[Form of Instruction Letter]

Weather Investments II S.à r.l.

12, rue Guillaume Kroll

Luxembourg

February 15, 2012

MQ Services Ltd.

Victoria Place

31 Victoria Street

Hamilton HM 10

Bermuda

Ladies and Gentlemen:

We refer to our sale and transfer today of 234,000,000 Preferred Shares to Telenor East Holding II AS (the “Transferee”), as described in more detail on the attached Share Transfer Form (the “Transfer”). We hereby instruct you, after giving effect to such Transfer, to cancel the share certificate representing 305,000,000 Preferred Shares. For the avoidance of doubt, the Preferred Shares held by Weather II, and the shares transferred to the Transferee pursuant to the instructions given today shall be held in uncertificated form following such Transfer. After having implemented the Transfer and reflected it on the register of members of the Company (the “Register”), please immediately deliver an updated copy of the Register to the Transferee by fax and e-mail to the address below. The Transferee does not require certificates representing the Preferred Shares to be issued to it.

Telenor East Holding II AS

Fax No. +47 67 89 24 32

e-mail address: bjorn.hogstad@telenor.com

with copies to:

Peter O’Driscoll

Orrick, Herrington & Sutcliffe LLP

Fax No. +1 212 506 5151

e-mail address: podriscoll@orrick.com

and

Pierre-Yves Chabert and Gamal Abouali

Cleary Gottlieb Steen & Hamilton LLP

Fax No. +33 (0) 1 40 74 68 88

e-mail address: pchabert@cgsh.com, gabouali@cgsh.com

Very truly yours,

Weather Investments II S.à r.l.

By
Name:
Director

Annex C

CROSS-RECEIPT

Reference is made to the Share Purchase Agreement dated as of February 15, 2012 (the “Agreement”) between Weather Investments II S.à r.l., a company organized and existing under the laws of the Grand Duchy of Luxembourg (the “Seller”), and Telenor East Holding II AS, a company organized and existing under the laws of Norway (the “Purchaser”). Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.

The Seller hereby acknowledges the receipt from the Purchaser of US$374,400,000 in cash by wire transfer as full consideration for 234,000,000 Sale Shares transferred under the Agreement. The Seller hereby confirms that as a result of such payment all of the Sale Shares transferred by the Seller to the Purchaser pursuant to the Agreement have been fully paid for, and the Purchaser’s payment obligations under the Agreement in respect of the Sale Shares have been fully discharged.

The Purchaser hereby acknowledges the transfer and delivery by the Seller of 234,000,000 Sale Shares under the Agreement, as evidenced by a copy of the Register showing the transfer of the Sale Shares to the Purchaser. The Purchaser hereby confirms that as a result of such transfer all of the Sale Shares required to be transferred by the Seller to the Purchaser pursuant to the Agreement have been so transferred, and the Seller’s transfer and delivery obligations under the Agreement in respect of the Sale Shares have been fully discharged.

Dated: February 15, 2012

WEATHER INVESTMENTS II S.À R.L.

By
Name:
Director

TELENOR EAST HOLDING II AS

By
Pål Wien Espen Authorized Signatory